UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2006

Orthofix International N.V.
(Exact name of registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat
Curacao
Netherlands Antilles		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Adoption of New Form of Nonqualified Stock Option Agreement under Amended and Restated 2004 Long Term Incentive Plan

On April 11, 2006, the Compensation Committee (the “Compensation Committee”) of the board of directors of Orthofix International N.V. (the “Company”) adopted a new form of Nonqualified Stock Option Agreement for grants of stock options to employees and executive officers, including its Chief Executive Officer and each of the Company’s four other most-highly compensated executive officers, pursuant to the Company’s Amended and Restated 2004 Long Term Incentive Plan (the “LTIP”). Pursuant to the LTIP, the Compensation Committee, which is the plan administrator, can specify and approve the award documents delivered to participants under the LTIP and, in doing so, may adopt a new form of stock option agreement from time to time. As of the date of this report, the only grant pursuant to this new form has been to the Company’s Chief Executive Officer, Alan W. Milinazzo, as described below.

The new form of agreement is substantially similar to the Company’s previous form, but has been modified in certain respects to take into consideration the deferred compensation rules of Section 409A of the Internal Revenue Code of 1986, as amended (including the proposed Treasury regulations under Section 409A that allow limited extensions of option exercise periods following termination of employment), and that the grantee may have a separate employment or change in control agreement with the Company or one of its subsidiaries (an “Employment Agreement”). For instance, in the event of termination pursuant to an Employment Agreement (a) by the Company or any of its subsidiaries other than for cause (as such term is defined in the agreement or in any Employment Agreement), death or permanent disability, or (b) by the grantee for good reason pursuant to an Employment Agreement, the grantee’s stock option will vest in full and be immediately exercisable as of the date of termination and the grantee will have the right (subject to the other terms and conditions of the agreement) to exercise the stock option until the later of (1) December 31st of the calendar year in which a 180-day period expires after the date of termination, and (2) two and half months after a 180-day period expires after the date of termination. If the stock option is not exercised within this period, the stock option will be cancelled. These provisions are in addition to, and notwithstanding, the provisions in the previous form of agreement relating to vesting of the stock option in the event of termination of employment other than for cause, death or permanent disability or on a change in control (as such term is defined in the agreement). The new form of agreement includes provisions relating to the exercisability of the stock option following a change in control, and the definition of a change in control has been amended to raise the percentage ownership of an acquiring party to 50% or more (from 30%) of the outstanding shares of the Company’s common stock or of the combined voting power of the then outstanding voting securities of the Company in order to constitute a change in control.

The above description of the form of Nonqualified Stock Option Agreement for employees and executive officers is qualified in its entirety by reference to such form of agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Stock Option Grant to Chief Executive Officer

As previously announced, Alan W. Milinazzo, formerly the Chief Operating Officer of the Company, was promoted to President and Chief Executive Officer of the Company effective April 1, 2006. He succeeded Charles W. Federico, who remains a director of the Company and beginning in April 2007 will commence providing consulting services to the Company pursuant to the terms of his employment agreement. In connection with Mr. Milinazzo’s promotion, on April 11, 2006 the Compensation Committee granted Mr. Milinazzo nonqualified stock options to purchase 100,000 shares of the Company’s common stock pursuant to the LTIP at an exercise price of $39.94 per share, which exercise price was the closing quoted price of the Company’s common stock as reported on the Nasdaq National Market on the date of grant. The stock options have a 10-year term and vest one-third on the first, second and third anniversaries of the date of grant. Some or all of the stock options may vest earlier in the event of various termination or change in control events described in the agreement. The grant to Mr. Milinazzo was made on the newly adopted form of Nonqualified Stock Option Agreement for employees and executive officers discussed above. As result of this one-time grant arising from Mr. Milinazzo’s transition to President and Chief Executive Officer, the Company currently anticipates that Mr. Milinazzo would not receive any annual grant of stock options in June 2006, which is generally the time of the year in which the Compensation Committee considers and approves annual grants to the Company’s executive officers.

Item 9.01.  Financial Statements and Exhibits.

(c)   Exhibits

99.1	Form of Nonqualified Stock Option Agreement for Employees and Executive Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By: /s/ Thomas Hein

Name: Thomas Hein
Title: Chief Financial Officer

Date: April 17, 2006

EXHIBIT INDEX

99.1	Form of Nonqualified Stock Option Agreement for Employees and Executive Officers.